FOR IMMEDIATE RELEASE                                         SCOTT J. DUNCAN
                                                               FX Energy, Inc.
March 7, 2006                                  3006 Highland Drive, Suite 206
                                                   Salt Lake City, Utah 84106
                                            (801) 486-5555 Fax (801) 486-5575
                                                             www.fxenergy.com
------------------------------------------------------------------------------

          FX Energy to Host Technical Meeting in Boston

Salt Lake City, March 7, 2006 - FX Energy, Inc. (Nasdaq: FXEN) announced today that a technical presentation by Richard Hardman, the head of the Company's technical team, will be held in Boston on Thursday April 13, 2006. The presentation will focus on the Company's exploration projects in Poland and will begin at 12:15 p.m. Eastern. Individuals interested in attending the meeting in person should contact the Company as space is limited. For shareholders and other interested parties who are not attending the meeting in person, a webcast of the audio and slide presentation will be available through a link on the FX Energy website at www.fxenergy.com

About FX Energy
FX Energy, Inc. holds a land position of over 1.7 million acres in a known hydrocarbon region in western Poland's Permian Basin. The Permian Basin's gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped source of potentially significant gas reserves. FX Energy is exploiting this untapped potential in the belief that it can create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the Nasdaq National Market under the symbol FXEN.

                   ___________________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's other SEC reports.